Exhibit 4.3

FLEX CONFIDENTIAL

Flex Manufacturing Services Agreement

This Flex Manufacturing Services Agreement (“Agreement”) is entered into as of June 22, 2021 (the “Effective Date”) by and between Cust2mate Ltd., having its place of business at Yigal Alon 94, Tel-Aviv, (“Customer”) and Flextronics (Israel) Ltd., having its place of business at 2 Hamatechet Migdal Haemek, 2306995, Israel Israel (“Flex” or “Flextronics”).

Customer desires to engage Flex to perform manufacturing services as further set forth in this Agreement and in applicable agreed upon Specifications to be attached or incorporated by reference. The parties agree as follows:

1. DEFINITIONS

Capitalized terms shall have the meanings set forth in this Agreement or in Exhibit 1 attached hereto.

2. MANUFACTURING SERVICES

2.1. Services and Specifications.

(a) Subject to the terms and conditions of this Agreement, Customer hereby engages Flex to procure Materials, and to manufacture, assemble, and test Products pursuant to mutually agreed upon written Specifications (collectively, such work, the “Services”). In case of any conflict between the Specifications and this Agreement, this Agreement shall prevail.

(c) Flex and Customer shall maintain and update the Specifications in accordance with the terms of this Agreement.

2.2. Engineering Changes. No part of the Product or Specifications may be changed without Customer’s prior approval. Without derogating from the foregoing, it is hereby agreed between the Parties that either party may request that Flex incorporate engineering changes into the Product or Specifications by providing a written description of the proposed engineering change sufficient to permit the parties to evaluate the feasibility and cost of the proposed change. Flex shall proceed with engineering changes when the parties have agreed in writing upon the changes to the Specifications, delivery schedule and adjustments to the Fee List, and Customer has agreed to reimburse Flex the implementation costs preapproved in writing by Customer and adjust Product pricing, as applicable.

Subject to the receipt by Flextronics of Customer’s accurate and most up-to-date cost/pricing baseline data on, or before, the Effective Date, Flextronics shall use its commercially reasonable efforts to identify within 14 days cost reductions, including reducing Materials’ Standard Costs, all with the goal to reduce the prices for the Products. Upon implementation of such cost-reduction, to the extent mutually approved by both parties, the full benefit of such reduction for the remaining part of the 6-Month Period (as defined below) of which the cost reduction was obtained shall be allocated equally between the parties; and following such 6-Month Period the Customer shall will receive the full benefit of such cost reduction.

2.3. Tooling; Non-Recurring Expenses; Software. Customer shall pay for or obtain and consign to Flex any Product and NPI Product specific tooling, equipment or software (collectively, “Customer Tooling”) and other reasonably necessary non-recurring expenses (if any) as shall be set forth in the Fee List. In addition, Customer shall be responsible for maintaining any Product/NPI Product-specific tooling (e.g. performing calibration to all test equipment, providing spare parts and software updates). Customer hereby grants Flex any and all licenses to use Customer Tooling as necessary to perform Flex’s obligations under this Agreement. Notwithstanding anything to the contrary under this Agreement or under applicable law, Flex shall not be responsible for any maintenance, repairs or replacements of Customer Tooling and shall not be responsible for any damage caused to or by Customer Tooling other than physical damage caused to Customer Tooling by Flex’s malicious and/or grossly negligent behavior; Customer shall respectively indemnify Flex against and hold it harmless from any other damage or loss caused by Customer Tooling other than damage or loss caused due to Flex’s malicious and/or grossly negligent behavior. It is further clarified and agreed that Flex’ non-performance hereunder is excused to the extent resulting from Customer Tooling and its undertakings under this Agreement are respectively conditioned, unless caused due to Flex’s malicious and/or grossly negligent behavior.

2.4. Location of the Services. Flex may perform the Services in any of its facilities in Israel unless it is expressly stated otherwise in a formal exhibit signed and annexed to this Agreement as Exhibit 2.4. To the extent so stated in such Exhibit, Flex shall not change the location of the Services of any Product from a Facility to another location without the prior written consent of Customer, which Customer shall not unreasonably withhold or delay.

FLEX CONFIDENTIAL

Flextronics will provide Customer and/or Customer representatives, subject to confidentiality obligations, with limited access to its designated Facilities from which it performs the manufacturing Services under this Agreement for the purpose of either visiting or auditing the manufacturing processes only. It is clarified that no documents or downloads of data of any kind, or any copies, may be removed from Flextronics’s premises without Flextronics’s prior written consent. Customer will conduct such visit or audit (as applicable) in a reasonable manner so as to mitigate disruption to the Services. Visits and audits may only be conducted during normal business hours, shall be coordinated with Flex at least seventy-two (72) hours in advance, provided audits (other than site visits in the ordinary course of relationship management) shall be conducted (if conducted) once per quarter only.

2.5. Quality Agreement. The Parties agree to comply with the obligations set out in an agreed upon Quality Agreement that shall be annexed hereto. The Quality Agreement shall be subject to the terms and condition of this Agreement. In the event of any conflict between the Quality Agreement or any other exhibit hereto and this Agreement, this Agreement shall prevail.

3. NPI SERVICES

3.1. To the extent Customer requires NPI Services, Customer will provide Flex with a written request setting forth a description of the requested NPI Services sufficient to permit Flex to evaluate its feasibility and cost. Flex may either (i) pursue such request by way of entering into a separate agreement or by way of accepting a purchase order hereunder as further provided in this Section below; or (ii) reject such request. To the extent Flex wishes to perform the NPI Services by accepting a purchase order hereunder as provided aforesaid, the parties are required first to agree in writing on the respective applicable specifications, delivery schedule and pricing. It is further agreed that any NPI Services performed, and/or NPI Product delivered, hereunder shall be provided on an “as-is” basis. Flex makes no representations and no warranties, whether express, implied, statutory, or in any other provision of this Agreement or communication with Customer on the NPI Services, the NPI Products and/or any products based on or incorporating any NPI Products, and Flex specifically disclaims any implied warranty or condition of merchantability or fitness for a particular purpose or non-infringement. The entire risk as to the quality and performance of the NPI Products is with the Customer. Furthermore, Flex may terminate any NPI Service, at any stage, if Flex cannot deliver one or all of the deliverables of the NPI Services due to causes beyond its control, including without limitation as specified in Section 10.4. In such event, Customer will compensate Flex for work performed at Flex’s standard hourly billing rates quoted in the respective NPI fee list, and for out-of-pocket costs incurred prior to the date of stoppage.

4. FORECASTS; ORDERS; FEES; PAYMENT

4.1. Forecast and Purchase Orders. Customer shall provide Flex, on a quarterly basis, a rolling twelve (12) month forecast indicating Customer’s monthly Materials and Product and Services requirements, reflecting Customer’s best estimate using reasonable and professional assumptions and based on all information available to Customer (the “Forecast”). Unless a different timeframe is agreed to by the parties in a formal exhibit signed and annexed to this Agreement as Exhibit 2.4, Customer shall on a monthly basis provide purchase orders for the first three (3) months of the then-applicable Forecast, which shall be a non-cancellable portion of the Forecast (“Binding Forecast”).

4.2. Purchase Orders; Precedence. As a matter of convenience, Customer may use its standard purchase order form for any orders provided for hereunder. The terms and conditions contained in this Agreement prevail over any terms and conditions of any such purchase order, acknowledgment form or other form instrument exchanged by the parties, and no additional, contradictory, modified or deleted terms established by such instruments are intended to have any effect on the terms of this Agreement, even if such instrument is accepted by the other party.

4.3. Purchase Order Acceptance. Flex shall accept purchase orders from Customer that comply with all of the following : (a) The purchase order is consistent with the Forecast for the same period, unless otherwise approved in writing and in advance by Flex; (b) the purchase order reflects the Fee List as updated from time to time pursuant to the terms herein; (c) the requested delivery date is consistent with the applicable Lead Time; and (d) the purchase order would not extend Flex’s financial exposure beyond Customer’s then approved credit line. Flex may notify Customer of rejection of any purchase order within five (5) business days of receipt of such purchase order. Without derogating from the above Flex shall use commercially reasonable efforts to accept purchase orders for Product quantities beyond Forecast for the same period.

FLEX CONFIDENTIAL

4.4. Fees; Changes; Taxes.

(a) The initial fees shall be as identified in the Fee List which shall be attached hereto as Exhibit 4.4(a) and incorporated herein by reference. If a Fee List is not attached or completed or amended as agreed upon, then the prices shall be as mutually agreed between the parties and indicated in the respective purchase order issued by Customer and approved by Flex in accordance with the terms of this Agreement.

(b) The Fee List shall be reviewed by the parties twice each calendar year (following June 30 and December 31) (each a “6-Month Period”) and changes shall be made to reflect changes agreed in writing by the parties. Subject to the foregoing, any changes to the Fee List and timing of changes (including, without limitation, engineering related changes set forth in Section 2.2) shall be agreed by the parties, such agreement not to be unreasonably withheld or delayed; by way of example only, the fees shall be increased or decreased if the market price of fuels, Materials equipment, labor and other production costs, increase beyond normal variations in pricing or currency exchange rates as demonstrated by Flex or by Customer. Notwithstanding the foregoing, if any taxes, duties, laws, rules, regulations, court orders, administrative rulings or other governmentally-imposed or governmentally-sanctioned requirements (including mandatory wage increases) result in changes to the costs of performance of any Services hereunder (a “Governmental Change”), then the parties shall, as soon as possible following the identification of such Governmental Change, agree on and implement revised prices to reflect such Governmental Change, retroactive to the date on which the Governmental Change became effective. Furthermore, notwithstanding anything to the contrary herein, the Standard Cost of Materials may be adapted in consideration of market price changes due to reasons outside the direct control of Flex, whether projected or not during the 6-Month Period only to the extent approved in writing and in advance by Customer (through Flex’s customary PPV mechanism or otherwise).

(c) Subject to the Fee list adjustment mechanism, all items in the Fee List reflecting labor costs shall be linked to (i) increases in the Israeli Consumer Price Indexes published from time to time by the Israeli Central Bureau of Statistics (where the base CPI is the CPI known at the time of agreement on the Fees); and (ii) increases in the minimum wage according to applicable law.

(d) After each new Fee List, Flex shall perform a re-evaluation of the current Inventories and Special Inventories (on hand and/or on order and not cancellable without charge), in order to enable the immediate use of the new prices listed in the new Fee List. Flex shall provide Customer with pricing variances per Materials, Inventory item and/or Special Inventory Item (collectively “Item/(s)”) which will include the re-evaluation results. The re-evaluation shall be performed in accordance with the following formula, and Flex shall issue a respective invoice to be paid by Customer within ten (10) days from the date of invoice, or a credit note, as applicable:

A=old price (per Item)

B=the new price (per Item)

C=quantity within the inventory (on hand and/or on order and not cancellable without charge)

D=amount for debit/credit pursuant to the reevaluation per Item.

D=C*(A-B) *[__]%

(e) Customer is responsible for additional fees and costs due to: (i) changes to the Specifications (including specifications for NPI Products), to the projected volumes, minimum run rates, or to any assumptions set forth in Fee List; (ii) a Governmental Change; (iii) failure of Customer or its subcontractor to timely provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule; and (iv) any pre-approved expediting and/or de- expediting charges reasonably necessary because of a change in Customer’s requirements.

(f) All Fees are, to the extent approved in writing by the parties, exclusive of (i) Taxes, (ii) amounts related to the export licensing of the Product and payment of brokers fees, duties, tariffs or similar charges, and (iii) NRE Charges, and Customer shall be responsible for all such items.

FLEX CONFIDENTIAL

(g) To the extent Flex agrees to pay any import duties, including without limitation any customs, excise, purchase tax etc., and VAT applicable on the import of Materials, equipment and services, Customer will promptly reimburse, indemnify and hold Flex harmless for such costs. Flex will provide to Customer the respective supportive documents and will make commercially reasonable efforts to assist Customer in eliminating, reducing and recovering such costs under relevant laws and regulations. Flex will not claim reimbursement for any such costs that are timely reimbursed to Flex. If legally obligated, Flex will charge such costs as separately stated amounts on invoices in connection with the sale of Products to Customer. For the avoidance of doubt, Flex is not responsible or liable in any manner for the classification or reclassification of said Materials, equipment, services or Products for import or export purposes and any risk associated therewith shall reside exclusively with Customer

4.5. Currency and Exchange Rates. Unless otherwise agreed in writing, the Fees List shall be based on the exchange rate(s) for converting non-U.S. Dollar Inventory purchases into U.S. Dollars. The fees shall be adjusted with a debit/credit memo on a 6-Month Period basis and subject to exchange rate(s) increasing or decreasing by over 2%, based on the cumulative changes in the exchange rate(s) from month to month in the previous 6-Month Period. The 6-Month Period exchange rate variances are calculated using the Bank of Israel® exchange rates on the last business day of each month. Without derogating from the foregoing, it is hereby agreed between the Parties that in any event where there is a change in the exchange rate of more than 2% in any currency, affecting any of the price elements (BOM, Labor, other VAM aspects) the following shall apply: (a) twice a year the Parties shall adjust the Fees accordingly and (b) on a quarterly basis, the Parties will reconcile the gap for the preceding calendar quarter. For the purpose hereinabove, it is hereby clarified that U.S. Dollar – NIS baseline exchange rate is 3.5 NIS per 1 U.S. Dollar.

4.6. Payment.

(a) Customer shall pay all amounts due in U.S. Dollars within end of the month + thirty (30) days of the date of the invoice, unless otherwise agreed in the Fee List.

(b) If Customer fails to pay amounts due in accordance with the foregoing Customer shall pay one and one-half percent (1.5%) monthly interest on all late payments, provided that no interest shall apply for payment late not more than fourteen (14) days. Furthermore, if Customer is (i) late with payments for more than 30 days or (ii) Customer fails to timely provide Flex with information and/or security as required under this Section and Section 4.7 below, then Flex may with written notice, in its sole discretion, undertake any or any combination of the following: (a) stop all Services under this Agreement (including any warranty service Flex would otherwise be obligated to render hereunder for Product not fully paid for) until assurances of payment satisfactory to Flex are received or payment is received; (b) demand prepayment for purchase orders; (c) delay shipments; and (d) to the extent that Flex’s personnel cannot be reassigned to other billable work during such stoppage or in the event restart cost are incurred, invoice Customer for additional fees before the Services can resume. Customer agrees to provide all necessary financial information required by Flex from time to time in order to make a proper assessment of the creditworthiness of Customer.

4.7. Credit Terms/Security Interest. Flex shall provide Customer with an initial credit limit, which shall be reviewed (and, if necessary, adjusted) periodically. Customer shall provide information reasonably requested by Flex in support of such credit reviews, including without limitation, full annually audited and quarterly reviewed financial statements (P&L, BS and Cash Flow statements). In Flex’s reasonably exercised discretion , Flex shall have the right to reduce Customer’s credit limit and/or require Customer to obtain and maintain a standby letter of credit or escrow account on behalf of Flex; in such case, the bank chosen by Customer shall be reasonably acceptable to Flex, the letter of credit or escrow account shall be in force for a minimum period of time of twelve (12) months and shall be in an amount equal to Flex’s entire exposure, including without limitation the risks associated with Inventory, Special Inventory, and the accounts receivable from the Customer in accordance with Customer’s forecasts. The draw down procedures under the standby letter of credit or the escrow account shall be determined solely by Flex. Flex shall have the right to suspend performance (e.g., cease ordering Materials required to fulfill accepted purchase orders and/or cease manufacturing or making Product deliveries and/or providing NPI Services) until Customer either makes a payment to bring its account within the revised credit limit and/or makes other arrangements satisfactory to Flex. At Flex request, Customer shall forthwith grant Flex a security interest in the Products delivered to Customer until Customer has paid for the Products and all Product-related charges. Customer agrees to promptly execute any documents requested by Flex to perfect and protect such security interest.

FLEX CONFIDENTIAL

5. MATERIALS PROCUREMENT; CUSTOMER RESPONSIBILITY FOR MATERIALS

5.1. Authorization to Procure Materials, Inventory and Special Inventory. Each of Customer’s accepted purchase orders and each Binding Forecast shall constitute authorization for Flex to procure, without Customer’s prior approval:

(a) Inventory to manufacture the Products and/or NPI Products (as applicable) covered by such purchase orders and Binding Forecast based on the applicable Lead Times; and

(b) Minimum Order Inventory reasonably required to support Customer’s purchase orders and Binding Forecast; and

(c) Any other Special Inventory separately authorized by Customer.

(d) Long Lead Time Materials only to the extent necessary (i) to support the then Customer’s accepted purchase orders and each Binding Forecast; or (ii) other Long Lead Time Materials necessary to support the then Customer’s demands subject to Customer’s prior written/electronic specific authorization.

5.2. Supply Chain Management.

(a) Purchases from AML and AVL. Customer shall provide to Flex and maintain an AML. If Flex co-sources Material for Customer, the parties will address changes to the AML in accordance with the Section entitled Engineering Changes. Flex shall only purchase Material which is manufactured by the manufacturer on the AML. Customer may provide to Flex an AVL. If Customer provides an AVL, Customer shall include Flex on the AVL for Materials that Flex can supply and, if Flex is competitive with other vendors with respect to reasonable and unbiased criteria for acceptance established by Customer, Customer shall raise no objection to Flex sourcing Materials from Flex. If Customer does not provide an AVL to Flex with respect to any Material, then Flex may use its own AVL. For purposes of this Section 5.2 only, the term “Flex” includes any Flex Affiliates. Any changes to the AVL and /or AML by Customer shall be coordinated within sufficient time in advance with Flex so as to minimize any adverse impact on Flex’ ability to provide the Services in an efficient and competitive manner. Unless otherwise agreed, such change shall be effective only with respect to purchase orders issued and accepted after such change is introduced and shall not apply to Materials ordered prior thereto in accordance with the terms hereof.

(b) Customer Controlled Materials. Customer may direct Flex to purchase Customer Controlled Materials in accordance with the Customer Controlled Materials Terms. Customer acknowledges that the Customer Controlled Materials Terms may directly impact Flex’s ability to perform under this Agreement and to provide Customer with the flexibility Customer is requiring pursuant to the terms of this Agreement. In the event that Flex reasonably believes that Customer Controlled Materials Terms shall create an additional cost that is not covered by this Agreement, then Flex shall notify Customer and the parties shall agree to either (i) compensate Flex for such additional costs, (ii) amend this Agreement to conform to the Customer Controlled Materials Terms or (iii) amend the Customer Controlled Materials Terms to conform to this Agreement, in each case at no additional charge to Flex. Customer agrees to provide copies to Flex of all Customer Controlled Materials Terms upon the execution of this Agreement and promptly upon execution of any new agreements with vendors. Customer agrees not to make any modifications or additions to the Customer Controlled Materials Terms or enter into new Customer Controlled Materials Terms with vendors that shall negatively impact Flex’s procurement activities.

(c) Vendor Warranties for Materials. To the extent Flex actually receives from a vendor of Materials or services the benefit arising from said vendor’s warranty obligations related to its Materials or services, Flex shall transfer such benefit to Customer (without any actual liability for such vendor’s warranty obligations) related to the following warranties with regard to the Materials or services: (i) conformance of the Materials or services with the vendor’s specifications and/or with the Specifications; (ii) that the Materials or services shall be free from defects in design, materials, or workmanship; (iii) that the Materials or services shall comply with Environmental Regulations or other laws; and (iv) that the Materials or services shall not infringe the intellectual property rights of third parties.

5.3. Customer Responsibility for Inventory and Special Inventory. Customer is responsible under the conditions provided in this Agreement for all Inventory and Special Inventory purchased by Flex in compliance with its applicable obligations under this Section 5.

FLEX CONFIDENTIAL

6. SCHEDULE CHANGE, CANCELLATION, STORAGE

6.1. Quantity Increases and Shipment Schedule Changes.

(a) For any accepted purchase order or Binding Forecast, Customer may request an increase in the quantity of Materials or Products ordered or forecast. All Product quantity increases require Flex’s approval, which, in its sole discretion, may or may not be granted. Flex shall use reasonable commercial efforts to meet any allowed Product quantity increases, which are subject to Materials and capacity availability. If Flex agrees to such increase in the quantity, and if there are extra costs to meet such increase, then Customer shall be liable for such extra costs. Any decrease in quantity is considered a cancellation, unless the decreased quantity is rescheduled for delivery at a later date.

(b) For any accepted purchase order, Customer may request a reschedule of the expected delivery date not to exceed ten (10) business days from original delivery date. During the first three (3) month of the Term all Product reschedules in excess of ten (10) business days require Flex’s approval, which, in its sole discretion, may or may not be granted. If Flex agrees to accept a reschedule of any length of time, and if there are extra costs to meet such reschedule or increase, then Customer shall be liable for such extra costs. Any part of a purchase order quantity that is rescheduled pursuant to this Section 6 may not be subsequently rescheduled. It is hereby clarified that, subject to Customer’s liabilities for Excess, Aged, and Obsolete Inventories as provided in Section 6.3 herein below, and solely with respect to Products the original delivery of which is scheduled outside the following subsequent 90-day period, customer may reschedule the original date of which, with no limitation.

(c) Any delays in the normal production or interruption in the workflow process caused by Customer’s changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of Customer Controlled Materials where applicable to sustain the production schedule, shall be considered a reschedule of any affected purchase orders for purposes of this Section for the period of such delay.

(d) Products and/or NPI Products (as applicable) that have been ordered by Customer and that have not been picked up within 14 days after the original agreed upon shipment dates shall be considered cancelled and Customer shall be responsible for such products in the same manner as set forth in Section 6.2 below and any risk therein shall thereupon transfer to Customer. Customer agrees that Flex shall have the right to invoice it for all cancelled Products and agrees to provide Flex, within ten (10) business days following the invoice, the location to which Flex shall ship the Products within Israel. Flextronics may further elect, by giving Customer 14 business days prior written notice, to transfer such Products to a separate storage within Flextronics or to warehouse operated by a third party and to have any such transfer considered a delivery and sale to Customer for all intents and purposes, with title to such products transferring thereupon from Flextronics to Customer.

6.2. Cancellations.

Customer may not cancel all or any portion of Product quantity of an accepted purchase order without Flex’s prior written approval, which, in its sole discretion, may or may not be granted. If Customer does not request prior approval or if Customer and Flex do not agree in writing to specific terms with respect to any approved cancellation, then Customer shall pay Flex Monthly Charges for any such cancellation, calculated as of the first day after the date of such cancellation notice or the original delivery date, whichever is earlier, for any Product or Inventory procured by Flex to support the original delivery schedule including any Special Inventory procured in connection therewith. In addition, if any such Product (or partially completed Product), Inventory and/or Special Inventory has remained in Flex’s possession, Customer shall be liable to such Products (or partially completed Product) in accordance with the provisions of Section 6.3 of this Agreement.

6.3. Excess, Aged, and Obsolete Inventory.

(a) Customer shall be responsible for the following:

(i) Excess Inventory.

A. Carrying Charges. At the end of every calendar month, Flex shall report the Excess Inventory. Such Excess Inventory reports shall normally be deemed agreed to by Customer, unless Customer provides a reasoned written objection within fourteen (14) days of the end of the corresponding calendar month. Customer shall pay Flex a carrying cost fee equal to the value of the Excess Inventory times the Monthly Charges.

B. Payment for Excess Inventory. At the end of every calendar month, Customer shall purchase Excess Inventory that has been Excess Inventory for at least three (3) months, as identified by Flex in each monthly report, at a price equal to (as applicable) the price from the Fee List for any finished Products, the cost for any partially completed Products, and Standard Cost for any other Excess Inventory.

FLEX CONFIDENTIAL

(ii) Obsolete Inventory. At the end of every calendar month, Flex shall report the Obsolete Inventory. Customer’s failure to object to Flex’s Obsolete Inventory report (or failure to deny its responsibility for such inventory) by providing a reasoned written objection within fourteen (14) days from the report’s date shall constitute its acceptance of Flex’s Obsolete Inventory report. After a validation period, which shall not exceed fourteen (14) days from the date of such report, Customer shall purchase the Obsolete Inventory at a price equal to (as applicable) the price from the Fee List for any finished Products, the cost for any partially completed Products, or Standard Cost plus MOH for any other Obsolete Inventory. For any Obsolete Inventory that is not purchased by Customer, Customer shall pay Flex a carrying cost fee equal to the value of the Obsolete Inventory times the Monthly Charges.

(iii) Aged Inventory. At the end of every calendar month, Flex shall report the Aged Inventory. Customer’s failure to object to Flex’s Aged Inventory report (or failure to deny its responsibility for such inventory) by providing a reasoned written objection within fourteen (14) days from the report’s date shall constitute its acceptance of Flex’s Aged Inventory report. After validation, which shall not exceed fourteen (14) days from the date of such report, Customer shall purchase the Aged Inventory at a price equal to (as applicable) the price from the Fee List for any finished Products, the cost for any partially completed Products, or Standard Cost plus MOH for any other Aged Inventory. For any Aged Inventory that is not purchased by Customer, Customer shall pay Flex a carrying cost fee equal to the value of the Aged Inventory times the Monthly Charges.

Prior to invoicing Customer for the amounts due pursuant to Sections 6.1, 6.2 and this Section 6.3 (other than the carrying charges for Excess Inventory), Flex shall use commercially reasonable efforts for a period not to exceed fourteen (14) days from the date of any such reports, to return for refund unused Materials from Excess, Obsolete, Aged Inventory and Special Inventory, to cancel pending orders for such inventory, and to otherwise mitigate the amounts payable by Customer.

Customer shall submit payment for the amounts identified and invoiced pursuant to this Section in accordance with the terms for payment set forth above in Section 4. Flex shall ship the Excess, Obsolete, and Aged Inventory and Special Inventory to Customer promptly following said payment by Customer pursuant to the shipping terms set forth in Section 7.1 below. In the event Customer does not pay in accordance with the payment terms set forth above, then, in addition to any late payment charges that Flex is due from Customer, Flex shall be entitled to dispose of such Excess, Obsolete, and Aged Inventory and Special Inventory in a commercially reasonable manner and credit to Customer any monies received from third parties.

(b) For changes by Customer to accepted purchase orders and/or Binding Forecast (including cancellation and reschedules) that are not consistent with this Section 6, Customer shall be responsible for the following costs in addition to the charges set forth above:

(i) any vendor cancellation charges incurred; and

(ii) expenses incurred by Flex related to labor and equipment specifically put in place to support the purchase orders and Binding Forecasts that are affected by such reschedule or cancellation (as applicable); and

(iii) the cost of unwinding any currency hedging contracts entered into by Flex that are affected by such reschedule or cancellation (as applicable) (it being understood that Flex shall provide Customer with a credit for any gain received by Flex as a result of such unwinding).

6.4. No Waiver. Flex’s failure to invoice Customer for any of the charges set forth in this Section does not constitute a waiver of Flex’s right to charge Customer for the same event or other similar events in the future.

7. SHIPPING TERMS

(a) Shipments. Flex shall (a) deliver all Products pursuant to the terms of this Agreement suitably packed for shipment in accordance with the Specifications and marked for shipment to Customer’s and/or its designee destination specified in the applicable purchase order, and (b) make such deliveries EXW (Ex works, Incoterms 2020) Flex’s manufacturing facility. Risk of loss and title shall pass to Customer upon delivery by Flex of the Products to the stated delivery point in accordance with the applicable Incoterm. All freight, insurance and other shipping expenses, as well as any special packing expenses not expressly included in the original quotation for the Products, shall be paid by Customer.

FLEX CONFIDENTIAL

7.2. Trade Compliance.

(a) Neither party shall export, re-export or otherwise transfer any Products, Materials commodities, software, or technology in connection with performance of this Agreement (individually and collectively, “Technology”) inconsistent with any requirement of the Export Administration Regulations (EAR), the International Traffic in Arms Regulation (ITAR), or Foreign Assets Control Regulations, or the laws or regulations of the State of Israel (including, without limitation, the Defense Export Control Law, 5767 -2007 and any regulations thereto), the United States and (as applicable) the exporting country outside the U.S, provided, however, in the case of Flex, that Customer provides all information necessary to perform proper export authorization (to the extent applicable) and shall be responsible for the accuracy and completeness of all such information provided by Customer, including: identification of all parties to the transaction, HTS and ECCN classifications, and any other information relevant to licenses for the Technology. In addition, neither party shall export, re-export or otherwise transfer any Technology to any end-user engaged in, or for any end use related to, directly or indirectly, the design, development, production, use or stockpiling of weapons of mass destruction or the means of delivery thereof (e.g., nuclear, chemical, biological, etc.).

(b) Customer shall be responsible for obtaining any license, permit or other governmental approvals (individually and collectively, “Export Licenses”) required for the export, re-export, or transfer of any Technology, and Customer shall inform Flex when an Export License has been obtained and communicate the terms and conditions of any such Export License to Flex. Customer shall be responsible for all reviews, classifications and licenses related to any encryption or other information security-related regulations (including Encryption Review Requests and Commodity Classification Automated Tracking System numbers), and Customer shall inform Flex of the terms and conditions of any applicable restrictions or licenses related thereto and the authorities from which such restrictions or licenses have been received.

(c) To the extent that Products are imported into any country, the Customer shall act as the importer of record.

(d) In the event Customer designates a supplier (including Materials vendors, transporters, warehousemen, freight forwarders, and brokers) to be used by Flex, then: (i) Customer shall designate only suppliers that comply with the minimum security requirements of applicable voluntary anti-terrorism security measures (e.g., C-TPAT Customs-Trade Partnership Against Terrorism); (ii) Customer shall prohibit any such suppliers from sub-contracting to any suppliers that are not in compliance with the aforementioned laws and minimum security requirements; and (iii) Customer shall support Flex in determining supplier compliance with the requirements in this Subsection, including without limitation by requiring suppliers designated by Customer to complete a Flex questionnaire and to undergo periodic on-site audits to be conducted by a provider designated by Flex, at Customer’s expense.

8. EXPRESS LIMITED WARRANTY

8.1. Product Acceptance. The Products delivered by Flex shall be inspected and tested as required by Customer within 30 days of delivery at the “ship to” location on the applicable purchase order. If Products do not conform to the purchase order or the express limited warranty set forth in this Section below, Customer has the right to reject such Products during said period. Products not rejected during said period shall be deemed accepted. Customer may return defective Products in accordance with the procedures set forth below. Customer shall bear all of the risk of loss, and all costs and expenses, associated with Products that have been returned to Flex for which there is no defect found.

8.2. Express Limited Warranty. This Section sets forth Flex’s sole and exclusive warranty and Customer’s sole and exclusive remedies with respect to a breach by Flex of such warranty.

(a) Flex warrants that the Products shall (i) have been manufactured in accordance with the applicable Specifications, and (ii) be free from defects in workmanship and/or manufacturing processes covered under the agreed Specifications, in each case for a period of twelve (12) months from the date of delivery.

FLEX CONFIDENTIAL

(b) Notwithstanding anything else in this Agreement, this express limited warranty does not apply to, and Flex makes no representations or warranties whatsoever and Flex shall have no liability under or in connection with this Agreement) with respect to any of: (i) Customer tooling; (ii) Materials or services provided by vendors on the AVL; (iii) defects resulting from adherence to the Specifications, or any instructions provided by or on behalf of Customer; (iv) the design of the Products; (v) Product that has been abused, damaged, altered or misused or mishandled (including improper storage or installation or improper handling in accordance with static sensitive electronic device handling requirements) by any person or entity after title passes to Customer; (vi) NPI Services and NPI Products (whether incorporated into a product or not); (vii) defects resulting from tooling, designs or instructions produced or supplied by Customer, including any defective test equipment or test software provided by Customer; or (viii) the compliance of Materials or Products with any safety or Environmental Regulations or other laws. Customer shall be liable for costs or expenses incurred by Flex arising out of or related to the foregoing exclusions to Flex’s express limited warranty. Upon any failure of a Product to comply with this express limited warranty, Flex’s sole obligation, and Customer’s sole remedy, is for Flex, at Flex’s option, to promptly repair or replace such unit and return it to Customer, freight prepaid. In the event that such unit cannot be repaired or replaced using commercially reasonable efforts, Flex shall refund the price paid by the Customer to Flex for such unit. Customer shall return Products covered by this warranty freight prepaid after completing a failure report and obtaining a return material authorization number from Flex to be displayed on the shipping container. This warranty will not apply to any Product that is returned more than thirty (30) days after the expiration of the warranty period set forth in Section 8.1(a). Furthermore, this warranty shall not apply if the Customer has removed from Flex’s possession, for any reason, any tools or equipment that are necessary to repair the Product. Customer shall bear all of the risk, and all costs and expenses, associated with Products that have been returned to Flex for which there is no defect found.

(c) Customer shall provide any and all warranties directly to any of its end users or other third parties, and Customer shall not pass through to end users or other third parties the warranties made by Flex under this Agreement. Furthermore, Customer shall not make any representations to end users or other third parties on behalf of Flex, and Customer shall expressly indicate that the end users and third parties must look solely to Customer in connection with any problems, warranty claim or other matters concerning the Product.

8.3. No Representations or Other Warranties. FLEXTRONICS MAKES NO OTHER REPRESENTATIONS OR WARRANTIES ON THE PERFORMANCE OF THE SERVICES, OR THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH CUSTOMER, AND FLEXTRONICS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. FURTHERMORE, FOR THE SAKE OF GOOD ORDER AND WITHOUT DEROGATING FROM THE GENERALITY OF THE FOREGOING, NO CLAIMS FOR LACK OF CONFORMITY (“IH HATAMAA”) MAY BE MADE AGAINST FLEXTRONICS UNDER THE SALE LAW, 5728-1968.

9. REGULATORY COMPLIANCE

9.1. Regulatory Approvals. Customer shall be responsible for applying for, obtaining, and maintaining at its sole cost and expense any regulatory and agency approvals required for the development, marketing or sale of the Products in the countries where Products may be sold, used or destined.

9.2. Product Complaints / Reports. Customer shall be responsible for handling all complaints and inquiries related to the Products made by users of the Products, and any reporting requirements related thereto. Subject to compliance with applicable laws and regulations, Flextronics shall promptly provide to Customer any information received by Flextronics regarding any compliant or adverse event with respect to the Products. Each party shall reasonably cooperate with the other in sharing any information that may constitute a complaint related to the Products.

10. TERM AND TERMINATION

10.1. Term. Subject to termination as expressly set forth in this Agreement, (a) the term of this Agreement shall commence on the Effective Date and shall continue for one year thereafter, and (b) after the expiration of the initial term hereunder, this Agreement shall be automatically renewed for separate but successive one-year terms unless either party provides written notice to the other party that it does not intend to renew this Agreement ninety (90) days or more prior to the end of any term.

If the parties do not reach an agreement regarding the initial Fee List to be attached hereto as Exhibit 4.4(a), within 90 business days as of the Effective Date hereof, either party may terminate this agreement by providing ten (10) days written notice, and neither of the Parties shall have any claims towards the other in regards to such termination, to the extent each party complied with its respective obligations under Section 10.3 of this Agreement.

FLEX CONFIDENTIAL

10.2. Termination. This Agreement may be terminated by either party (a) for convenience upon ninety (90) days written notice to the other party, (b) if the other party defaults in any payment to the terminating party and such default continues without a cure for a period of fourteen (14) days after the delivery of written notice thereof by the terminating party to the other party, (c) if the other party materially defaults in the performance of any other term or condition of this Agreement and such default continues unremedied for a period of thirty (30) days after the delivery of written notice thereof by the terminating party to the other party, (d) upon the other Party seeking an order for relief under the bankruptcy laws of the State of Israel or similar laws of any other jurisdiction, a composition with or assignment for the benefit of creditors, or dissolution or liquidation proceedings are initiated by or against the other party and not withdrawn within 30 days or an attachment or similar encumbrance is levied over a substantial part of the other Party’s assets and is not removed within thirty (30) days, or (e) in accordance with the provision addressing Force Majeure events.

10.3. Effect of Expiration or Termination. Expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 6 shall apply with respect to payment and shipment to Customer of all Inventory in existence as of such date. In any case, in the case of termination of this Agreement for whatever reason, all claims for damages due to termination itself shall be excluded, except in case of gross negligence or willful intent. The following Sections, and any terms or provisions necessary to interpret or enforce such Sections, shall survive any termination or expiration of this Agreement: 1, 4.6, 4.7, 5.3, 6, 7, 8.1, 8.2 and 9-13.

11. INDEMNIFICATION; LIABILITY LIMITATION

11.1. Indemnification by Flex. Flex agrees to defend, indemnify and hold harmless, Customer and its Affiliates, and all directors, officers, employees, and agents (each, a “Customer Indemnitee”) from and against all claims, actions, losses, expenses, damages or other liabilities, including reasonable attorneys’ fees (collectively, “Damages”) incurred by or assessed against any Customer Indemnitee, but solely to the extent arising out of third-party claims relating to:

(a) any actual or alleged injury to any person (including death) or physical damage to property caused, or alleged to be caused, by a Product sold by Flex to Customer hereunder, but solely to the extent such injury or damage has been caused by the breach by Flex of its express limited warranties set forth in Section 8;

(b) any actual or alleged infringement or misappropriation of the intellectual property rights (including any industrial design rights, database rights or any other form of intangible or business property rights) of any third party, but solely to the extent that such infringement or misappropriation is caused by a process that Flex elects to use to manufacture, assemble or test the Products; however, Flex shall not have any obligation to indemnify Customer if such claim would not have arisen but for Flex’s manufacture, assembly or test of the Product in accordance with the Specifications.

11.2. Indemnification by Customer. Customer agrees to defend, indemnify and hold harmless, Flex and its Affiliates, and all directors, officers, employees and agents (each, a “Flex Indemnitee”) from and against all Damages incurred by or assessed against any Flex Indemnitee, but solely to the extent arising out of third-party claims relating to the Products, NPI Products and/or Services and/or Customer Tooling, except to the extent such Damages arise from Flex’s breach of its express limited warranties set forth in Section 8.

11.3. Procedures for Indemnification. With respect to any third-party claims, each party shall give the other party prompt written notice of any third-party claim and cooperate with the indemnifying party at the indemnifying party’s expense. The indemnifying party shall have the right to assume the defense (at the indemnifying party’s own expense) of any such claim through counsel of its own choosing by so notifying the party seeking indemnification within thirty (30) days of the first receipt of such notice. A party given notice of a claim for which the other party expects to be defended and indemnified shall have thirty (30) days in which to either assume control of the defense or provide a reasonable explanation of why such party is not obligated to defend the claim pursuant to this Agreement; the party seeking indemnification in such instance may begin to defend the claim on its own, subject to reimbursement of all such expenses by the other party upon the other party’s admission that such claim is that party’s responsibility, or upon the determination by a judge or arbiter (in accordance with the dispute resolution provisions below) that the party was responsible for the defense of the claim. The party seeking indemnification shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to the settlement, compromise or discharge of such third-party claim if such settlement, compromise or discharge would require that the indemnified party: (a) enter into any license agreement, cross-license agreement, settlement, covenant-not-to-sue or similar arrangement with the indemnifying party or any third party; (b) admit to infringement, misappropriation or misuse of any third party’s intellectual property; or (c) otherwise undertake or agree not to undertake any activity or business of the indemnified party.

FLEX CONFIDENTIAL

12. Sale of Products Enjoined. Should the use of any Products and/or NPI Products be enjoined, or in the event the indemnifying party desires to minimize its liabilities under this Section, then in addition to its indemnification obligations set forth in this Section, the indemnifying party may either substitute a fully equivalent product or process (as applicable) not subject to such injunction or possible liability, modify such Product or process so that it no longer is subject to such injunction or possible liability, or obtain the right to continue using the Product or process in question. In the event that any of the foregoing remedies cannot be effected on commercially reasonable terms, then all accepted purchase orders and the current Forecast shall be considered cancelled and Customer shall purchase all Products and partially completed Products which Flex is not enjoined from selling, Inventory and Special Inventory as provided in this Agreement for the amount set forth in the Fee List (or cost for any applicable partially completed Product) or Standard Cost plus MOH for any such other Inventory and Special Inventory and shall further pay Flextronics the cost and expenses set forth in Section 6.3(b) above. Any changes to any Products or process must be made in accordance with this Agreement. Notwithstanding the foregoing, in the event that a third party files an infringement complaint but does not obtain an injunction, the indemnifying party shall not be required to substitute a fully equivalent product or process or modify the Product or process if the indemnifying party obtains an opinion from competent patent counsel reasonably acceptable to the other party or otherwise provides reasonable assurances that such Product or process is not infringing or that the patents alleged to have been infringed are invalid.

13. LIMITATIONS OF LIABILITY

13.1. Bargained-For Exchange. The parties agree that the limitations and exclusive remedies set forth in this Agreement represent the negotiated allocations of risk between the parties and are reflective of the pricing and bargained-for exchange represented herein. Other than as expressly set forth in this Agreement, and subject to the terms and conditions of this Agreement, including the limitations set forth below, Customer acknowledges that Customer has not relied on any representations by Flex with respect to the Products, the NPI Products and/or the Services or Flex’s performance.

13.2. Exclusions of Certain Forms of Damages. Except with respect to a party’s obligations of indemnification as set forth in this Agreement or a breach of a party’s obligations of confidentiality hereunder, in no event shall either party be liable to the other (or its Affiliates) for

(i)	any indirect, incidental, consequential, special or punitive damages of any kind or nature arising out of or relating to this Agreement, performance of any Services or the Sale of Products,

(ii)	lost profits, loss of use, data, business, opportunity or profits, lost revenues

(iii)	damages resulting from value added to the Product by Customer,

(iv)	costs for procurement or manufacture of substitute Product by Customer, or for the value of the internal time of Customer’s employees to remedy a breach whether any such liability is asserted on the basis of contract, tort (including without limitation the possibility of negligence or strict liability), or otherwise, even if the party has been warned of the possibility of any such loss or damage, and even if any of the limited remedies in this Agreement fails of its essential purpose.

13.3. Limitations on Liability.

(a) With the exception of breaches of Sections 8, 11 or 14.1, termination of this Agreement and the settling of accounts in the manner set forth in Section 10.3 shall be the exclusive remedy of the parties for breach of this agreement.

(b) except with respect to (i) Flex’s obligations of indemnification as set forth in this Agreement or (ii) a breach of Flex’s obligations of confidentiality hereunder, then notwithstanding anything to the contrary in this Agreement, Flex’s total liability to Customer hereunder shall be subject to an aggregate cap in accordance with the following: the total, aggregate and cumulative liability of Flex, if any, for damages for all claims under this Agreement of any kind whatsoever, regardless of legal theory, and whether arising in tort or contract, shall not exceed at any given time an amount determined as follows: one percent (1%) multiplied by the total amounts received by Flex from Customer on account of the sale of products hereunder in the immediately preceding twelve (12) months less any claim(s) previously paid by Flex to Customer during the aforementioned 12-month period, or USD50,000 (fifty thousand US Dollars), whichever is higher. Notwithstanding the foregoing, the cap set forth in the previous sentence shall not apply to limit (i) Customer’s obligation hereunder for payments for Product, materials or other charges, (ii) a party’s obligation hereunder to indemnify the other party or (iii) Flex’s warranty obligations to repair, replace or refund pursuant to Section 8.2(b).

FLEX CONFIDENTIAL

14. LICENSES

14.1. Customer hereby grants Flex a non-exclusive license during the term of this Agreement to use Customer’s patents, trade secrets and other intellectual property as necessary to perform Flex’s obligations under this Agreement.

14.2. Except as otherwise specifically provided in this Agreement, each party acknowledges and agrees that (i) no licenses or rights under any of the intellectual property rights of the other party are given or intended to be given to such other party and (ii) all rights, title and interests in and to the Product and all intellectual property related thereto vest solely in Customer.

Notwithstanding, it is hereby clarified that each party owns all background intellectual property rights to any work/developments made (a) prior to this Agreement, or (b) outside of this Agreement. As concerns any new intellectual property created by Flex under this Agreement, Flex owns any manufacturing process intellectual property, and Customer owns any other intellectual property relating to or incorporated in the Product (including any improvements to the Product other than manufacturing process)

15. MISCELLANEOUS

15.1. Confidentiality. Each party shall not use any Confidential Information of the disclosing party for any purposes or activities other than in support of such party’s obligations established in this Agreement. Except as otherwise specifically permitted herein or pursuant to written permission of the disclosing party, neither party shall disclose or facilitate disclosure of Confidential Information of the disclosing party to any third party, except that the receiving party may disclose such Confidential Information to (i) those of its Affiliates and their respective employees, consultants, and other agents who need to know such Confidential Information for carrying out the activities contemplated by this Agreement and/or (ii) third party suppliers or vendors for the purpose of obtaining price quotations; provided, however, that in either case, the recipient has agreed in writing to confidentiality terms that are no less restrictive than the requirements of this Section. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the disclosing party pursuant to a required court order, subpoena or other governmentally-required process; however, in such circumstance, the receiving party shall, to the extent reasonably feasible and permissible: (a) give the disclosing party prompt notice of the receiving party’s receipt or knowledge of such required disclosure; and (b) provide the disclosing party a reasonable opportunity to oppose such process or to obtain a protective order at the disclosing party’s expense. Subject to each party’s right to maintain copies of Confidential Information in accordance with such party’s reasonable record-keeping requirements, Confidential Information of the disclosing party in the custody or control of the receiving party shall be promptly returned or destroyed upon the earlier of (i) the disclosing party’s written request, or (ii) termination of this Agreement. Confidential Information disclosed pursuant to this Agreement shall be maintained confidential for a period of five (5) years after the later of (a) termination of this agreement, and (b) disclosure thereof except any Confidential Information deemed a trade secret which shall remain subject to the non-use and non-disclosure obligations set forth herein for an unlimited period of time as long as it remains a trade secret.

15.2. Use of Flex or Customer Name is Prohibited. Neither party may use the other party’s name or identity or any other Confidential Information in any advertising, promotion or other public announcement without the prior express written consent of the other party.

15.3. Construction; Entire Agreement; Severability. The terms and conditions as set forth in this Agreement have been arrived at after mutual negotiation, and it is the intention of the parties that its terms and conditions not be construed against any party merely because the Agreement was prepared by one of the parties. Subject to the terms of this Agreement, this Agreement, all Exhibits and attachments hereto and all Specifications constitute the entire agreement between the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings between the parties relating to such transactions. If the scope of any of the provisions (or any portion of a provision) of this Agreement is too broad to permit enforcement to its full extent, then such provisions shall be enforced to the maximum extent permitted by law, and the parties agree that such scope may be judicially modified accordingly and that the whole of such provisions of this Agreement shall not thereby fail, but that the scope of such provisions shall be curtailed only to the extent necessary to conform to the law.

FLEX CONFIDENTIAL

15.4. Amendments; Waiver. This Agreement may be amended only by written consent of both parties. The failure by either party to enforce any provision of this Agreement shall not constitute a waiver of future enforcement of that or any other provision.

15.5. Independent Contractor. Neither party shall, for any purpose, be deemed to be an agent of the other party and the relationship between the parties shall only be that of independent contractors. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

15.6. Insurance. Each party agrees to maintain appropriate insurance to cover such party’s respective risks and liabilities under this Agreement with coverage amounts commensurate with such risks and liabilities, taking into account each party’s capability for self-insurance. Without derogating from the above, Customer specifically agrees to maintain insurance coverage for any property and/or equipment (including without limitation Customer Tooling), machinery, inventory (including such inventory that might have been provided by Customer at no cost or value to Flex) and/or finished Products or Materials that the title and/or risk of loss of which passes to Customer pursuant to this Agreement and/or which is stored at the premises of Flex. All of Customer’s insurance policies (whether listed above or not) shall include a waiver of subrogation clause towards Flex and/or its clients and/or managers and/or employees and/or any company within the Flex group of companies and/or any party to whom Flex is obligated in writing to provide a waiver of subrogation. The waiver shall not apply towards a person acting maliciously to cause loss or damage. Customer agrees to maintain and to keep in force during the term of this Agreement and until the end of the Warranty Period of the last Product to be subject to a Warranty the insurance coverage required herein. Upon request Customer shall furnish certificates of insurance within thirty (30) days from the date such a request has been provided and shall address the certificate of Insurance to Flex.

15.7. Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any act of God, acts or decrees of governmental or military bodies, fire, casualty, flood, earthquake, hostilities, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, Materials unavailability, the failure of equipment or tooling provided by Customer except to the extent such failure was caused by Flex, or any other cause beyond the reasonable control of the party invoking this Section (collectively, a “Force Majeure”), and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may terminate the Agreement.

15.8. Successors, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other party, not to be unreasonably withheld other than in a framework of a merger or a sale of all or substantially all of its assets or shares. Notwithstanding the foregoing, Flex may subcontract or assign some or all of its rights and obligations under this Agreement to an Affiliate of Flex, or to a third party financial institution for the purpose of receivables financing (e.g., factoring).

15.9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed received (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (d) when acknowledged as received via email; or (e) two (2) days after deposit with a commercial overnight carrier. All communications shall be sent to the addresses set forth above or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section.

15.10. Disputes Resolution; Waiver of Jury Trial.

(a) This Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel, exclusive of conflict or choice-of-law rules. The parties specifically agree that the 1980 United Nations Convention on Contracts for the International Sale of Goods, as may be amended from time to time, shall not apply to this Agreement. The parties hereby consent to the personal and exclusive jurisdiction and venue of the competent courts located in Tel-Aviv, Israel.

FLEX CONFIDENTIAL

(b) Notwithstanding the foregoing, except with respect to enforcing claims for injunctive or equitable relief, any dispute, claim or controversy arising out of or relating in any way to this Agreement, any other aspect of the relationship between Flextronics and Customer or their respective affiliates and subsidiaries, the interpretation, application, enforcement, breach, termination or validity thereof (including, without limitation, any claim of inducement of this Agreement by fraud and a determination of the scope or applicability of this agreement to arbitrate), or its subject matter (collectively, “Disputes”) shall be determined by binding arbitration before one arbitrator. The arbitration shall be administered under the Israeli Arbitration Law in accordance with Substantive Israeli Law. The arbitrator shall be agreed to by the parties or, if no agreement can be reached, as shall be determined by the President of the Israeli Bar at the request of any party hereto. The arbitration shall be held in Tel-Aviv, Israel, and it shall be conducted in the English language. The parties shall maintain the confidential nature of the arbitration proceeding and any award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. The arbitrator shall have authority to award compensatory damages only and shall not award any punitive, exemplary, or multiple damages, and the parties waive any right to recover any such damages. Judgment on any award in arbitration may be entered in any court of competent jurisdiction. Notwithstanding the above, each party shall have recourse to any court of competent jurisdiction to enforce claims for injunctive and other equitable relief.

(c) In the event of any dispute between the parties, whether it results in proceedings in any court in any jurisdiction or in arbitration, the parties hereby knowingly and voluntarily, and having had an opportunity to consult with counsel, waive all rights to trial by jury, and agree that any and all matters shall be decided by a judge or arbitrator without a jury to the fullest extent permissible under applicable law. To the extent applicable, in the event of any lawsuit between the parties arising out of or related to this Agreement, the parties agree to prepare and to timely file in the applicable court a mutual consent to waive any statutory or other requirements for a trial by jury.

15.11. Controlling Language. This Agreement is in English only, which language shall be controlling in all respects. All documents exchanged under this Agreement shall be in English.

15.12. Counterparts and Exchange of Signatures. This Agreement may be executed in counterparts. The parties agree that electronically transmitted and reproduced signatures (including faxed pages, scanned copies of signatures and email acknowledgements) constitute acceptable exchange of authentic consent to the terms and conditions of this Agreement.

15.13. Set-off. Amounts due in connection with this Agreement by Flextronics to Customer may not be set off by Customer against any amount due by Customer to Flextronics except with Flextronics prior written consent. Flextronics may, at any time in its sole discretion, apply any amount that may be due and/or received from Customer, regarding which the Customer has not specified how it is to be applied, in credit of any Customer’s liability, whether or not conditional, contingent and/or quantified.

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FLEX CONFIDENTIAL

IN WITNESS WHEREOF, the parties have caused this Manufacturing Services Agreement to be duly executed by their duly authorized representatives as of the Effective Date.

Cust2mate Ltd.:	Flextronics (Israel) Ltd.,:

Signed:	Signed:
Print Name:	Print Name:
Title:	Title:

FLEX CONFIDENTIAL

Exhibit 1

Definitions

Unless defined elsewhere in this Agreement, the following terms have the following meanings:

“Affiliate”	means any corporation, partnership, joint venture or other legal entity that a party to this Agreement controls, is under common control with, or is controlled by, where “control” means the ownership of more than fifty percent (50%) of the voting equity in such entity or otherwise the ability to direct the management of such entity.

“Aged Inventory”	means either of any Product, partially completed Product, Inventory or Special Inventory, or some or all, for which there has been zero or insignificant consumption over the past four (4) months, which includes any particular item that Flex has had on hand for more than four (4) months.

“Approved Vendor List” or “AVL”	means the list provided by Customer or Flex, as the case may be and approved by Customer, that determines the vendors from which Flex must purchase Materials, and may include, but is not limited to, original equipment manufacturers, resellers, distributors, or brokers.

“Approved Manufacturer List” or “AML”	means the list approved by Customer, which may be specified in the bill of materials for a Product, that determines the approved original equipment manufacturer for Materials.

“Confidential Information”	means (a) all information concerning the fees or costs for Products and Inventory other than Customer Controlled Materials and (b) any other information that is marked “Confidential” or the like or, if delivered verbally, confirmed in writing to be “Confidential” within thirty (30) days of the initial disclosure. Confidential Information does not include information that (i) the receiving party can prove it already knew at the time of receipt from the disclosing party free of any obligations of confidentiality; (ii) has come into the public domain without breach of confidence by the receiving party; (iii) was received from a third party without restrictions on its use; (iv) the receiving party can prove it independently developed without use of or reference to the disclosing party’s data or information; or (v) the disclosing party agrees in writing is free of such restrictions.

“Customer Controlled Materials”	means those Materials provided by Customer or by vendors with whom Customer has a commercial relationship.

“Customer Controlled Materials Terms”	means the terms and conditions that govern the purchase of Customer Controlled Materials.

“Customer Tooling”	Shall have the meaning set forth in Section 2.3 above.

“Economic Order Inventory”	means Materials purchased in quantities above the required amount for purchase orders and the Binding Forecast in order to achieve price targets for such Materials the purchase of which has been approved in writing and in advance by Customer.

“Environmental Regulations”	means any applicable hazardous substance content laws and regulations including, without limitation, those related to or implementing EU Directive 2011/65/EU about the Restriction of Use of Hazardous Substances (RoHS) and (EC 1907/2006) dealing with the registration, evaluation, authorization and restriction of chemical substances (REACH).

FLEX CONFIDENTIAL

“Excess Inventory”	means either of any Product, partially completed Product, Inventory or Special Inventory, or some or both, owned by Flex that is not required for consumption to satisfy the next thirty (30) days of demand for Products under the then-current purchase order(s) and Forecast.

“Governmental Change”	has the meaning set forth in Section 4.4(b).

“Inventory”	means any Materials that are procured by or on-order with Flex in accordance with the applicable Lead Time for use in the manufacture of Products and/or NPI Products, as applicable, pursuant to a purchase order or Binding Forecast from Customer.

“Lead Time”	means the Materials Procurement Lead Time plus the manufacturing cycle time required from the delivery of the Materials at Flex’s facility to the completion of the manufacture, assembly and test processes.

“Material Overhead Costs” or “MOH”	means Flex’s fee for acquiring, managing and storing Materials, which may be expressed as a percentage of the Standard Cost of the Materials, as such percentage is set forth in the applicable bill of materials or other document; if no MOH is specified in the applicable documents, then the MOH shall be equal to: (i) ten percent (10%) of the Standard Cost of all Materials on hand at Flex; and (ii) five percent (5%) of the cost of all Materials on order and not cancelable.

“Materials”	means components, parts, raw material and subassemblies (including without limitation work-in-process items) that comprise the Product and/or NPI Product, as applicable, and that appear on the bill of materials for such product.

“Materials Procurement Lead Time”	means, with respect to any particular item of Materials, the longer of (a) the lead time to obtain such Materials as recorded on Flex’s system of record or (b) the actual lead time.

“Minimum Order Inventory”	means Materials purchased in excess of requirements for purchase orders and Binding Forecast because of minimum lot sizes required by the vendor the purchase of which has been approved in writing and in advance by Customer.

“Monthly Charges”	means a monthly finance carrying charge of one and one-half percent (1.5%), and storage and handling charge of one-half percent (0.5%).

“NRE Charges”	means Product-specific tooling, equipment or software and other reasonably necessary non-recurring set-up, tooling or similar expenses as set forth in Flex’s pricing quotations.

“NPI Product”	means first articles, prototypes, pre-production units, test units or other similar products.

“NPI Services”	means any new product introduction (NPI) or product prototype services, whether or not related to the Products.

“Obsolete Inventory”	means either of any Product, partially completed Product, Inventory or Special Inventory, or some or all, that is any of the following: (a) removed from the bill of materials for a Product by an engineering change; (b) no longer on an active bill of materials for any of Customer’s Products; or (c) on-hand with Flex in accordance with the agreed lead times but not required for consumption to satisfy the next one hundred eighty (180) days of demand for Products under the then-current purchase order(s) and/or Binding Forecast (as applicable).

FLEX CONFIDENTIAL

“Products”	means an item in its completed form as described in written and agreed upon Specifications and that is the object of the Services.

“Quality Agreement”	shall mean the quality agreement mutually agreed to by the parties, which is incorporated herein by reference and attached as Exhibit A hereto.

“Services”	has the meaning set forth in Section 2.1(a).

“Special Inventory”	means any Minimum Order Inventory, Economic Order Inventory, safety stock and other mutually-agreed Inventory acquired by Flex in excess of the Binding Forecast to support flexibility or demand requirements.

“Specifications”	means the agreed detailed instructions provided by Customer defining each Product, which shall include, without limitation: bills of materials, designs, schematics, assembly drawings, process documentation, test specifications, packaging instructions, the Quality Agreement (as defined above), current revision number, and an Approved Vendor List.

“Standard Cost”	means, as applicable, (a) the agreed cost of Materials represented on the bill of materials current at the time such Materials are acquired; or (b) the agreed value of any Services performed on work-in-progress at the time such Services are performed- all , adjusted in accordance with Section 4.4, if applicable.

“Taxes”	means federal, state and local excise, sales, use, VAT, duties, and transfer taxes and similar charges. “Taxes” do not include taxes based on the net income of Flex or on real property owned by Flex.

FLEX CONFIDENTIAL

Exhibit A

Quality Agreement

FLEX CONFIDENTIAL

Exhibit 4.4(a)

Fee List

To be attached or incorporated by reference.

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